UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 3, 2009

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(b) Retirement of President and Chief Operating Officer.

El Paso Electric Company (the “Company”) has announced that J. Frank Bates, President and Chief Operating Officer, will be retiring after 37 years of dedicated service to the Company. Mr. Bates has agreed to remain as President of the Company until March 2010 to assist in a smooth transition of his duties.

(c) Appointment of Chief Operating Officer.

The Company has also announced that George A. Williams has been appointed to the position of Senior Vice President and Chief Operating Officer effective on or about October 5, 2009. Mr. Williams, age 47, has over 25 years of experience in the electric utility industry. He served as Senior Vice President, Operations, at Commonwealth Edison (a unit of Exelon Corporation) from August 2006 to September 2009. He was also employed by Entergy Nuclear South as Vice President, Operations-Grand Gulf Nuclear Station, from April 2003 to August 2006 and as Vice President, Operations Support, from March 2002 to April 2003. Prior to that, Mr. Williams served in other executive and management capacities at PPL Susquehanna, LLC, Progress Energy Company, and PECO Energy Company.

Mr. Williams will participate in the Company’s annual cash bonus and long-term incentive programs. Such programs are described in the Company’s most recent proxy statement. He will also receive an award of restricted stock with an initial value of $285,000 which vests ratably over three years and will be reimbursed for relocation expenses. The Company has entered into its standard change of control agreement with Mr. Williams in the form previously filed by the Company. As further described in the Company’s most recent proxy statement, this standard change of control agreement provides severance benefits (based on a three times multiple for Mr. Williams) in connection with involuntary terminations or resignations for good reason following a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Dated: September 9, 2009	By:	/s/ GARY D. SANDERS
	Name:	Gary D. Sanders
	Title:	Senior Vice President and General Counsel

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